UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 2, 2022
Date of Report (Date of earliest event reported)

BODY AND MIND INC.
(Exact name of registrant as specified in its charter)

Nevada	000-55940	98-1319227
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 – 1095 West Pender Street Vancouver, British Columbia, Canada	V6E 2M6
(Address of principal executive offices)	(Zip Code)

(800) 361-6312
Registrant’s telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

SECTION 7 – REGULATION FD

Item 7.01 Regulation FD Disclosure

On February 2, 2022, Body and Mind Inc. (the “Company” or “BaM”) issued a news release to announce completion of the first stage of the vertical strategy to expand into the rapidly growing Michigan market. This will be the fifth state with Body and Mind operations with additional wholly owned licenses in development.

The Company, through its wholly owned subsidiary, has received all licenses and approvals and will open the Body and Mind branded dispensary on February 2, 2022 to serve medical patients and recreational customers in Muskegon, Michigan.

“We’re excited to have our first Body and Mind branded dispensary opening today in the rapidly expanding Michigan market,” stated Michael Mills, CEO of Body and Mind. “This was another license win for Body and Mind and our development group moved quickly to advance the opportunity. Our team worked closely with the City of Muskegon to secure and develop the social equity opportunity for this jurisdiction, and we look forward to supporting the community and our new customers as we continue to grow in Michigan. Growth in the overall Michigan market has been impressive with December sales across the state up 66% from a year ago and annual sales of $1.79 billion in 2021 (up roughly 82%) as reported by the Michigan Marijuana Regulatory Agency. Roughly $246 million was collected in cannabis taxes in Michigan with $131 million supporting various initiatives such as infrastructure and public education and $115 million supporting the general state fund.”

“Body and Mind excels at building community relationships, which is a core value of the Company. We are highly confident that we can partner with the City of Muskegon to utilize its social equity program to build awareness and financial assistance to the disproportionately affected minority community and individuals,” said Trip Hoffman, COO of Body and Mind.

As part of the Company’s vertical growth strategy in Michigan, the previously announced, fully funded 57,000 square foot, two phase cultivation and production facility has commenced construction (see press release dated September 21, 2021.) The Company will provide ongoing construction updates as the facility moves through the development process.

View the Michigan video at https://vimeo.com/672598281

Long Beach, California Dispensary Rebranding

The Company’s wholly owned Long Beach dispensary has been transitioning from the original ShowGrow brand to ShowGrow by BaM and has now completed a rebrand of the operations to become a Body and Mind dispensary. The Company has secured nearby billboard advertising and is focused on marketing the Body and Mind brand in all consumer channels for the Long Beach area.

- 2 -

Seaside Dispensary Transition

The Company announced a definitive agreement to acquire the fully operational The Reef dispensary in Seaside California (see prior press release dated December 1, 2021) and assumed management effective December 1, 2021. Local and state approvals for transfer of the ownership have been received.

“We have been very impressed with the deep cannabis knowledge, customer service and dedication of the Seaside team,” stated Trip Hoffman, COO of Body and Mind. “We are looking forward to growing the retail and delivery operations and achieving economies of scale from our expanding California dispensary strategy.

The Company is pleased to announce it has renewed engagement with Stonegate Partners for $5,000 per month to provide social media, client outreach and strategy for the Company.

A copy of the news release is attached as Exhibit 99.1 hereto.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
99.1	News Release dated February 2, 2022.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

- 3 -

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BODY AND MIND INC.

DATE: February 2, 2022	By:	/s/ Michael Mills
Michael Mills
President, CEO and Director

- 4 -